--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                   Form 8-K/A
                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Date of report (Date of earliest event reported)     November 1, 1999

                               ----------------

                              Hooper Holmes, Inc.
             (Exact Name of Registrant as Specified in its Charter)

                                    New York
                 (State or Other Jurisdiction of Incorporation)

                 1-9972                                22-1659359
        (Commission File Number)          (I.R.S. Employer Identification No.)

  170 Mt. Airy Road Basking Ridge, NJ                    07920
    (Address of Principal Executive                    (Zip Code)
                Offices)


                                 (908) 766-5000
              (Registrant's Telephone Number, Including Area Code)

                                      None
         (Former Name or Former Address, if Changed Since Last Report)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   FORM 8-K/A

   This Form 8-K/A amends the Current Report on Form 8-K of Hooper Holmes, Inc., previously filed with the Securities and Exchange Commission on November 12, 1999, to update Item 2 to report certain escrow payments, and to file the financial statements and pro forma financial information required by Item 7 of Form 8-K.

Item 2. Acquisition or Disposition of Assets

   As previously reported, as of November 1, 1999, pursuant to an Asset Purchase Agreement dated as of August 30, 1999, as amended as of November 1, 1999, the Company purchased substantially all of the assets and assumed certain of the liabilities of Paramedical Services of America, Inc. ("PSA") from Pediatric Services of America, Inc. ("PSAI") and its wholly-owned subsidiary PSA. At closing, the Company placed $10,187,500 of the $81 million purchase price into escrow to be distributed as follows: (a) $3 million to the Company if the Company did not receive audited financial statements of PSA and the related audit report for PSA's 1998 and 1999 fiscal years by December 17, 1999;
(b) up to $5 million to the Company if PSA's audited net revenues for the year ended September 30, 1999 were less than $80 million (or if the audited financial statements and report referred to in clause (a) above were not delivered to the Company by February 15, 2000); (c) $1.5 million to the Company if the Company did not receive, by February 15, 2000, a consent of PSA's auditors to use its opinion on the PSA audited financial statements in the Company's SEC registration statements; and (d) up to $687,500 to certain contract affiliates formerly affiliated with PSA that remain with the Company through June 1, 2000.

   PSA satisfied the conditions described in clauses (a) and (b) above, and, on December 22, 1999, the escrow agent distributed $8 million, plus interest earned thereon, to PSA. PSA also satisfied the condition in clause (c) above as of January 13, 2000, so $1.5 million, plus interest earned thereon, will be distributed to PSA from the escrow account. The remaining $687,500 (and related interest thereon) will remain in escrow subject to the condition described in clause (d) above.

   In addition, because PSA's current accounts receivable (as defined in the Asset Purchase Agreement, as amended) at closing was less than $12 million, PSA paid $970,312 to the Company on December 22, 1999. Accordingly, the final adjusted purchase price was approximately $80 million.

Item 7. Financial Statements and Exhibits

   (a) Financial statements of business acquired

   Filed herewith as a part of this report are the following financial statements for PSA: (i) audited balance sheets as of September 30, 1999 and 1998; (ii) audited statements of operations for each of the three years in the period ended September 30, 1999; and (iii) audited statements of cash flows for each of the three years in the period ended September 30, 1999, and the report of Ernst & Young LLP, independent auditors, thereon, together with the notes thereto.

   Also filed herewith as a part of this report is a statement of direct revenues and direct operating expenses for the year ended December 31, 1997 of PMI, a business acquired by PSA in December 1997 and the report of KPMG LLP, independent certified public accountants, thereon, together with the notes thereto.

   (b) Pro forma financial information

   The following unaudited pro forma condensed consolidated financial statements are attached hereto:

  . Unaudited pro forma condensed consolidated statements of income for the nine-month period ended September 30, 1999 and the year ended December 31, 1998

  . Notes to unaudited pro forma condensed consolidated statements of operations

  . Unaudited pro forma condensed consolidated balance sheet as of September 30, 1999 and notes thereto

   (c) Exhibits

   23.1 Consent of Ernst & Young LLP
   23.2 Consent of KPMG LLP

                        PARAMEDICAL SERVICES OF AMERICA

                          Audited Financial Statements

                 Years ended September 30, 1999, 1998 and 1997
                      with Report of Independent Auditors

                                    Contents

Report of Independent Auditors..............................................   4

Audited Financial Statements

Balance Sheets..............................................................   5
Statements of Operations....................................................   6
Statements of Cash Flows....................................................   7
Notes to Financial Statements...............................................   8

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
Paramedical Services of America

   We have audited the accompanying balance sheets of Paramedical Services of America (the "Company") as of September 30, 1999 and 1998 and the related statements of operations and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paramedical Services of America at September 30, 1999 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Atlanta, GA
December 10, 1999

                        PARAMEDICAL SERVICES OF AMERICA

                                 Balance Sheets

                                                           September 30,
                                                      ------------------------
                                                         1999         1998
                                                      -----------  -----------
Assets
Current assets:
  Cash and cash equivalents.......................... $   361,769  $   390,142
  Accounts receivable, less allowance for doubtful
   accounts of $3,598,000 and $1,987,000 at September
   30, 1999 and 1998, respectively...................  12,726,449   20,884,107
  Deferred income taxes..............................   2,226,557    1,039,505
  Other currents assets..............................     815,353    2,173,923
                                                      -----------  -----------
Total current assets.................................  16,130,128   24,487,677
Property and equipment, net..........................   5,024,709    4,841,577
Goodwill, net of accumulated amortization of
 $2,212,000 and $1,183,000 at September 30, 1999 and
 1998, respectively..................................  22,173,319   23,202,554
                                                      -----------  -----------
Total assets......................................... $43,328,156  $52,531,808
                                                      ===========  ===========
Liabilities and Parent Investment
Current liabilities:
  Accounts payable................................... $ 1,093,474  $ 1,066,915
  Accrued liabilities................................   5,876,295    5,367,576
                                                      -----------  -----------
Total current liabilities............................   6,969,769    6,434,491
Due to Parent........................................  36,066,945   42,976,441
Deferred income taxes................................     774,178      471,017
                                                      -----------  -----------
Total liabilities....................................  43,810,892   49,881,949
Parent investment....................................    (482,736)   2,649,859
                                                      -----------  -----------
Total liabilities and Parent investment.............. $43,328,156  $52,531,808
                                                      ===========  ===========


                            See accompanying notes.

                        PARAMEDICAL SERVICES OF AMERICA

                            STATEMENTS OF OPERATIONS

                                               Years ended September 30,
                                          -------------------------------------
                                             1999         1998         1997
                                          -----------  -----------  -----------
Net revenues............................  $83,029,936  $76,285,852  $26,043,565
Cost of net revenues....................   61,887,204   55,949,059   21,698,154
                                          -----------  -----------  -----------
  Gross profit..........................   21,142,732   20,336,793    4,345,411
Selling, general and administrative
 expenses...............................   22,469,264   18,273,586    2,675,991
Provision for doubtful accounts.........    1,610,352    1,713,471      172,026
                                          -----------  -----------  -----------
Operating income (loss).................   (2,936,884)     349,736    1,497,394
Other expense:
  Interest expense......................    2,094,348      919,610           --
                                          -----------  -----------  -----------
Income (loss) before income taxes.......   (5,031,232)    (569,874)   1,497,394
Income tax expense (benefit)............   (1,898,637)    (200,608)     572,724
                                          -----------  -----------  -----------
Net income (loss).......................   (3,132,595)    (369,266)     924,670
Parent investment at beginning of year..    2,649,859    3,019,125    2,094,455
                                          -----------  -----------  -----------
Parent investment at end of year........  $  (482,736) $ 2,649,859  $ 3,019,125
                                          ===========  ===========  ===========


                            See accompanying notes.

                        PARAMEDICAL SERVICES OF AMERICA

                            STATEMENTS OF CASH FLOWS

                                               Years ended September 30,
                                            ----------------------------------
                                               1999         1998        1997
                                            -----------  -----------  --------
Operating activities
Net income (loss).........................  $(3,132,595) $  (369,266) $924,670
Adjustments to reconcile net income (loss)
 to net cash provided by (used in)
 operating activities:
  Provision for doubtful accounts.........    1,610,352    1,713,471   172,026
  Depreciation and amortization...........    1,994,148      967,950   238,041
  Deferred taxes..........................     (883,891)    (756,076)  113,447
  Changes in operating assets and
   liabilities, net of businesses
   acquired:
    Accounts receivable...................    6,547,306  (19,268,103) (963,459)
    Other current assets..................    1,358,570   (1,585,019)    7,312
    Accounts payable......................       26,559      162,207    98,363
    Accrued liabilities...................      508,719    3,340,184   129,666
                                            -----------  -----------  --------
Net cash provided by (used in) operating
 activities...............................    8,029,168  (15,794,652)  720,066

Investing activities
Purchases of property and equipment.......... (1,148,045)  (3,451,885) (196,512)
Acquisition of businesses....................         --  (22,932,110)       --
                                              ----------  -----------  --------
Net cash used in investing activities........ (1,148,045) (26,383,995) (196,512)

Financing activities
Net borrowings from (payments to) Parent..... (6,909,496) 42,567,539 (524,898)
                                              ----------  ---------- --------
Net cash provided by (used in) financing
 activities.................................. (6,909,496) 42,567,539 (524,898)
                                              ----------  ---------- --------
Net increase (decrease) in cash and cash
 equivalents.................................    (28,373)    388,892   (1,344)
Cash and cash equivalents at beginning of
 period......................................    390,142       1,250    2,594
                                              ----------  ---------- --------
Cash and cash equivalents at end of period... $  361,769  $  390,142 $  1,250
                                              ==========  ========== ========


                            See accompanying notes.

                        PARAMEDICAL SERVICES OF AMERICA

                         Notes to Financial Statements

                               September 30, 1999

1. Summary of Significant Accounting Policies

Description of Business

   Paramedical Services of America (the "Company") is a wholly-owned subsidiary of Pediatric Services of America, Inc. (the "Parent"). The Company provides a broad range of paramedical testing services, including taking personal health histories, collecting blood and urine samples, administering physical examinations and performing electrocardiogram examinations on insurance applicants. Information gathered in these activities is used by insurance underwriters to assess risks and make informed decisions.

   The Securities and Exchange Commission, in Staff Accounting Bulletin Number 55 ("SAB 55"), requires that historical financial statements of a subsidiary include certain expenses incurred by the Parent on its behalf. These expenses include officer and employee salaries, rent or depreciation, accounting and legal services, other selling, general and administrative expenses and other such expenses. The financial statements of the Company include such adjustments.

Use of Estimates

   The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences may be material to the financial statements.

Cash and Cash Equivalents

   The Company considers highly liquid investments with original maturities of less than ninety days to be cash equivalents.

Accounts Receivable

   Gross accounts receivable includes $9,365,000 and $17,190,000 for which services have been rendered but the amounts were unbilled as of September 30, 1999 and 1998, respectively.

Property and Equipment

   Property and equipment are stated at cost and are depreciated on the straight-line method over the related asset's estimated useful life, generally three to ten years. The cost of repairs and maintenance is charged to expense as incurred.

Goodwill

   Goodwill represents the excess of the purchase price of acquired businesses over the fair value of net assets acquired and is being amortized using the straight-line method over 20 years. The carrying value of goodwill is reviewed on an ongoing basis to determine if the facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of the goodwill and related assets will be reduced to their fair value.

Revenues

   Revenues from services rendered are recognized when services are performed.

                        PARAMEDICAL SERVICES OF AMERICA

1. Summary of Significant Accounting Policies -- (Continued)

Income Taxes

   The Company has been included in the consolidated federal income tax return of the Parent, as required in the applicable statutes, for the fiscal years ended September 30, 1999, 1998 and 1997. The tax provision included in the accompanying financial statements has been presented as if the Company filed a separate tax return for all periods presented, and has been accounted for under the provisions of SAB 55 and Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." SFAS 109 requires the liability method to be used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Concentration of Credit Risk

   The Company's accounts receivable are due primarily from insurance companies. No one customer accounts for more than 10% of revenues.

Fair Value of Financial Instruments

   For all financial instruments, at September 30, 1999 and 1998, the carrying value approximates fair value.

Impact of Recently Issued Accounting Standards

   In the first quarter of fiscal year 1997, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The adoption of this Statement did not have a material effect on the Company's financial position or on results of operations.

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This Statement, which is effective for the first quarter of the Company's fiscal year ending September 30, 1999 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The adoption of this Statement did not have a material effect on the Company's financial position or results of operations.

   In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed for Internal Use." The SOP, which was adopted during fiscal year 1998, requires capitalization of certain costs incurred in connection with developing or obtaining internal use software. In the prior and current year, the Company capitalized such costs as incurred. Because the Company had previously capitalized such costs consistent with the provisions of SOP 98-1, the adoption of SOP 98-1 did not have a material effect on the Company's financial position or results of operations.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 2000. Management does not anticipate that the adoption of this Statement will have a significant effect on the financial position or results of operations of the Company.

2. Acquisitions

   On December 15, 1997, the Company purchased certain paramedical services assets of ChoicePoint Services, Inc. ("ChoicePoint") for approximately $21.7 million. Approximately $10.0 million of the purchase price was paid through the issuance of 495,050 shares of the Parent's common stock. On August 19, 1998, ChoicePoint tendered to the Parent all of its 495,050 shares of the Parent's common stock for $10.0 million in cash in conjunction with a contractual stock price protection agreement under the terms of the purchase

                        PARAMEDICAL SERVICES OF AMERICA

2. Acquisitions -- (Continued)

agreement between ChoicePoint and the Parent. Goodwill of approximately $20.5 million was recorded by the Company in connection with this acquisition.

   On November 11, 1997, the Company purchased the operations of American Insurance Examiners, Inc. ("AIE") for cash of approximately $1.2 million. No assets or liabilities of AIE were included in the purchase. Goodwill of approximately $1.2 million was recorded by the Company in connection with this acquisition.

   The purchase method of accounting was used to record the acquisitions. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair values at the purchase date. Operating results for the acquired companies have been included in the Company's results of operations from the date of purchase. All amounts related to the acquisitions were recorded on the Company's financial statements.

   In conjunction with the Company's continual assessment of the estimated useful life of goodwill, in April 1999, management reduced the estimated life from 25-30 years to 20 years. The Company accounted for this change prospectively.

3. Property and Equipment

   Property and equipment consists of the following as of September 30, 1999 and 1998:

                                                           1999         1998
                                                        -----------  ----------
   Computer software and equipment..................... $ 5,767,072  $4,822,449
   Furniture and fixtures..............................     666,066     466,902
   Leasehold improvements..............................      40,583          --
                                                        -----------  ----------
                                                          6,473,721   5,289,351
   Less: accumulated depreciation......................  (1,449,012)   (447,774)
                                                        -----------  ----------
   Property and equipment, net......................... $ 5,024,709  $4,841,577
                                                        ===========  ==========

4. Lease Commitments

   The Company leases office facilities and certain equipment. Rental expense under these operating leases was approximately $2,873,000, $2,444,000 and $157,000 for the years ended September 30, 1999, 1998 and 1997, respectively. Future commitments under noncancelable operating leases outstanding as of September 30, 1999, are as follows:

   2000............................................................. $1,943,863
   2001.............................................................  1,520,322
   2002.............................................................  1,023,648
   2003.............................................................    635,956
   2004 and thereafter..............................................    391,538
                                                                     ----------
   Total minimum lease payments..................................... $5,515,327
                                                                     ==========

5. Income Taxes

   Income taxes are calculated on a separate return basis as if the Company had not been included in a consolidated income tax return with the Parent. If the Company were to calculate income taxes based on a tax sharing agreement between the Company and the Parent, the resulting current and deferred income tax amounts could be different than the amounts disclosed.

                        PARAMEDICAL SERVICES OF AMERICA

5. Income Taxes -- (Continued)

   The income tax provision (benefit) for the years ended September 30, 1999, 1998 and 1997 are summarized below:

                                                   1999        1998       1997
                                                -----------  ---------  --------
   Current:
     Federal................................... $  (854,523) $ 467,762  $386,760
     State.....................................    (160,223)    87,706    72,517
                                                -----------  ---------  --------
                                                 (1,014,746)   555,468   459,277
   Deferred:
     Federal...................................    (744,329)  (636,695)   95,534
     State.....................................    (139,562)  (119,381)   17,913
                                                -----------  ---------  --------
                                                   (883,891)  (756,076)  113,447
                                                -----------  ---------  --------
                                                $(1,898,637) $(200,608) $572,724
                                                ===========  =========  ========

   A reconciliation of the income tax provision to the statutory federal income tax rate is as follows:

                                                1999        1998       1997
                                             -----------  ---------  --------
   Statutory rate of 34% applied to pre-tax
    income.................................. $(1,710,618) $(193,758) $509,114
   State income taxes, net of federal tax
    benefit.................................    (201,249)   (22,795)   59,895
   Other, net...............................      13,230     15,945     3,715
                                             -----------  ---------  --------
                                             $(1,898,637) $(200,608) $572,724
                                             ===========  =========  ========

   Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                             September 30,
                                                         ----------------------
                                                            1999        1998
                                                         ----------  ----------
   Deferred tax assets:
     Net operating loss................................. $  644,546  $       --
     Accounts receivable................................  1,376,811     616,115
     Accrued liabilities................................    205,200     417,690
     Other..............................................         --       5,700
                                                         ----------  ----------
   Total deferred tax assets............................  2,226,557   1,039,505
   Deferred tax liabilities:
     Fixed assets.......................................   (177,468)   (100,956)
     Intangible assets..................................   (596,710)   (370,061)
                                                         ----------  ----------
   Total deferred tax liabilities.......................   (774,178)   (471,017)
                                                         ----------  ----------
   Net deferred taxes................................... $1,452,379  $  568,488
                                                         ==========  ==========

   The Company has approximately $2,361,000 of net operating losses for income tax purposes available to offset future taxable income. Such losses expire in the year 2019.

                        PARAMEDICAL SERVICES OF AMERICA

6. Transactions with Parent

   The amounts payable to the Parent included in the balance sheets represent net balances as the result of various transactions between the Company and its Parent. There are no terms of settlement associated with the account balances. The balances are primarily the result of the Company's participation in the Parent's central cash management program, wherein substantially all the Company's cash receipts are remitted to the Parent and substantially all cash disbursements are funded by the Parent. Interest expense in the Statement of Operations represents an allocation for the cash used to fund the Company's acquisitions at the Parent's average borrowing rate in effect (10.75% and 7.66% at September 30, 1999 and 1998, respectively).

   The security agreement executed in connection with the Parent's revolving credit agreement grants the lenders under the revolving credit agreement a security interest in substantially all the assets of the Company.

   An analysis of transactions in the intercompany account for each of three years in the period ended September 30, 1999 follows:

                                           1999          1998         1997
                                       ------------  ------------  ----------
Balance at beginning of period........ $(42,976,441) $   (408,902) $ (933,800)
Net settlement to (from) Parent.......    9,450,409   (16,631,004)  1,608,941
Parent funding of acquisitions........           --   (22,932,110)         --
Share of Parent's current federal
 income tax receivable (liability)....    1,014,746      (555,468)   (459,277)
Total expenses allocated by Parent....   (3,555,659)   (2,448,957)   (624,766)
                                       ------------  ------------  ----------
Balance at the end of period.......... $(36,066,945) $(42,976,441) $ (408,902)
                                       ============  ============  ==========

   The Parent provides various administrative services to the Company including legal assistance, acquisition analysis, and marketing and advertising services. It is the Parent's policy to charge these expenses and all other central operating costs, first on the basis of direct usage when identifiable, with the remainder allocated on the basis of the net revenues. In the opinion of management, this method of allocation is reasonable.

7. Employee Savings Plan

   The Company's employees participate in a Parent-sponsored contributory savings plan which qualifies under Section 401(k) of the Internal Revenue Code, covering all employees of the Company (except, among others, highly compensated employees defined in the plan, certain employees designated as part-time employees and employees deemed to be leased employees within the meaning of certain provisions of the Code). The Parent, at its discretion, may match 33% of employee contributions up to a maximum of 6% of employee earnings each plan year. Parent contributions to the 401(k) plan were approximately $105,000, $83,000 and $7,000 for the years ended September 30, 1999, 1998 and 1997, respectively.

   In October 1997, the Parent amended the 401(k) plan to remove certain selected management or highly compensated employees earning more than $80,000 annually from being eligible to participate in the 401(k) plan. The Parent adopted the Pediatric Services of America, Inc. Non-Qualified Deferred Compensation Plan (the "Non-Qualified Plan") for those employees of the Company and the Parent. Participants in the Non-Qualified Plan elect the amount of pay they wish to defer up to a maximum percentage of compensation for the tier to which the employee is a member. Maximum deferrals range from 10% to 100% of compensation. The Parent may contribute to the Non-Qualified Plan an amount equal to a percentage of the amount each participant contributes to the Plan. Parent contributions to the Non-Qualified Plan were approximately $0 and $1,800 for the years ended September 30, 1999 and 1998, respectively. On March 19, 1999, the Parent terminated the Non-Qualified Plan and distributed the contributions to those employees that participated in the Non-Qualified Plan.

                        PARAMEDICAL SERVICES OF AMERICA

8. Commitments and Contingencies

   As of September 30, 1999, the Parent's professional liability policy, which covers the Company, is on a claims-made basis. Should this claims-made policy not be renewed or replaced with equivalent insurance, claims based on occurrences during its term but asserted subsequently would be uninsured.

   The Company is subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material adverse effect on the Company's financial position.

9. Year 2000 Date Conversion (Unaudited)

   The Company recognizes the need to ensure its operations will not be adversely impacted by year 2000 software failures. The Company has implemented information systems that are expected to function properly with respect to dates in the year 2000 and thereafter. The Company is also continuing to monitor its Year 2000 plan to identify any areas of risk not previously identified. The Company has completed formal communications with its significant suppliers and large customers to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 Issues. There can be no assurance that the systems of other companies on which the Company relies will be Year 2000 ready and would not have an adverse effect on the Company. The cost of Year 2000 compliance was not material to the Company's financial statements.

   The Company believes they have taken the actions necessary to ensure that its systems and applications will appropriately recognize and process transactions in the year 2000 and beyond. The Company is not currently aware of any Year 2000 compliance problems relating to its systems that would have a material adverse effect on its results of operations or financial condition. However, there can be no assurance that the Company will not discover Year 2000 compliance problems in its systems that will require substantial revision.

10. Subsequent Events

   On November 1, 1999, the Parent completed the sale of the assets of the Company to Hooper Holmes, Inc. pursuant to an asset purchase agreement. The aggregate purchase price is $81 million, subject to an adjustment as set forth in the asset purchase agreement. The purchase price was determined by arms-length negotiations between the parties.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
ChoicePoint Inc.:

   We have audited the accompanying statement of direct revenues and direct operating expenses of the paramedical exam business of ChoicePoint Inc. (PMI) for the year ended December 31, 1997. This statement is the responsibility of ChoicePoint Inc.'s management. Our responsibility is to express an opinion on this statement based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   The operations covered by the statement referred to above were part of ChoicePoint Inc. in 1997 and had no separate legal status or existence. The accompanying financial statement has been prepared for the purpose of substantially complying with the rules and regulations of the Securities and Exchange Commission for inclusion in filings by Hooper Holmes, Inc. as described in Note 1 and are not intended to be a complete presentation of the financial position, results of operations and cash flows of PMI. Further, PMI was sold by ChoicePoint, Inc. to Pediatric Services of America, Inc. in December 1997, effectively at the close of the operations presented in the financial statement.

   In our opinion, the statement referred to above presents fairly, in all material respects, PMI's direct revenues and direct operating expenses for the year ended December 31, 1997 pursuant to the basis of presentation described in
Note 1, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Short Hills, New Jersey
October 8, 1999

                                      PMI

           Statement of Direct Revenues and Direct Operating Expenses

                          Year ended December 31, 1997

                             (Dollars in Thousands)

   Direct revenues.................................................... $55,290
                                                                       -------
   Direct operating expenses:
     Cost of operations...............................................  43,283
     Selling, general and administrative expenses.....................  15,081
                                                                       -------
       Total direct operating expenses................................  58,364
                                                                       -------
   Direct revenues less than direct operating expenses................ $(3,074)
                                                                       =======



See accompanying notes to the statement of direct revenues and direct operating expenses.

                                      PMI

      NOTES TO STATEMENT OF DIRECT REVENUES AND DIRECT OPERATING EXPENSES

                               December 31, 1997

(1) Basis of Presentation

   On August 30, 1999, Hooper Holmes, Inc. (Hooper) entered into a definitive agreement (the Acquisition) to purchase the assets of Paramedical Services of America, Inc. (PSA), the Atlanta, Georgia based paramedical examination subsidiary of Pediatric Services of America, Inc. (the Sellers). The Sellers purchased the paramedical exam business of ChoicePoint Inc. (PMI or The Company) in December 1997 and, therefore, for periods prior to that date, PMI was not operated as part of the PSA business being acquired by Hooper. The accompanying statement presents the direct revenues and direct operating expenses of the PMI business as it was operated by ChoicePoint Inc. in 1997 (the sale to PSA occurred in mid December; however, the accompanying results of operations are assumed to be for the full year 1997). The acquisition by Hooper is expected to be consummated in November 1999.

   The statement of direct revenue and direct operating expenses has been prepared to substantially comply with the rules and regulations of the Securities and Exchange Commission for business combinations accounted for as a purchase and are not intended to be a complete presentation of the financial position, results of operations, and cash flows as if the PMI business had operated as a stand alone company. The accompanying statement, rather than full audited financial statements, is presented because the PMI business was not operated as a stand alone business by ChoicePoint Inc. or, with respect to the Sellers, was not operated within the PSA business for periods prior to December 31, 1997.

   On August 7, 1997, Equifax Inc. (Equifax) spun-off the business conducted through its Insurance Services Group to Equifax shareholders (the Spinoff) through the formation of ChoicePoint Inc., of which PMI was a part. The 1997 consolidated financial statements of ChoicePoint Inc. had been prepared on the historical cost basis and presented the company's financial position, results of operations and cash flows as derived from Equifax's historical financial statements where applicable. The information included in the accompanying statement has been obtained from ChoicePoint Inc.'s consolidated financial records and is also presented utilizing Equifax's historical cost basis of accounting.

   ChoicePoint Inc. and Equifax (through certain transition services agreements as a result of the Spinoff) provided various services to the PMI business including, but not limited to, general management, facilities management, human resources, data processing, payroll and employee benefits administration, financial, legal, tax, insurance administration, telecommunications and other miscellaneous services. Expenses related to these services have been allocated to the PMI business in the accompanying statement of direct revenues and direct operating expenses first on the basis of a direct usage when identifiable, with the remainder allocated primarily on the basis of a percentage of revenue or other systematic methodologies. In the opinion of management of ChoicePoint Inc., these methods of allocating indirect costs are reasonable; however, they do not necessarily equal the costs that the PMI business would have incurred on a stand-alone basis. Therefore, the financial information included herein may not necessarily reflect the results of operations of the PMI business on a stand-along basis in the future. Interest elements and tax charges have not been included in the statement as these amounts were not specifically identifiable to PMI.

   Cost of operations include allocated costs of approximately $10 million and selling, general and administrative expense are primarily all allocations of corporate overhead costs.

   Under ChoicePoint Inc.'s centralized cash management system, cash requirements of PMI were generally provided directly by ChoicePoint Inc., and cash generated by PMI was generally remitted directly to ChoicePoint Inc. Transaction systems (e.g., payroll, employee benefits, accounts receivable, accounts payable) used to record and account for cash transactions are provided by centralized ChoicePoint Inc. organizations outside the defined scope of PMI. Most of the corporate systems are not designed to track asset/liabilities and receipt/payments on a product specific basis. Given these constraints a statement of cash flows could not be prepared.

                                      PMI

     NOTES TO STATEMENT OF DIRECT REVENUES AND DIRECT OPERATING EXPENSES --
                                   (Continued)


(2) Summary of Significant Accounting Policies

 Revenue Recognition

   Revenue from services rendered are recognized when services are performed.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

(3) Allocated Costs

   As mentioned in note 1, PMI was a component of ChoicePoint Inc. As such, certain common costs have been allocated among different business units of ChoicePoint Inc. Cost of operations includes approximately $10 million of allocated costs, primarily representing the costs of maintaining various branch offices throughout the U.S. which support both the PMI business and the other life and health insurance services businesses of ChoicePoint Inc. The PMI business represents approximately 38% of the ChoicePoint life and health insurance services business total revenue. Allocations are based upon proportionate sales volume and headcount figures of the life and health businesses. Selling, general and administrative expenses are primarily all allocated costs. The costs include allocations of corporate information system charges, salaries and other overhead costs of the corporate office of ChoicePoint Inc. and are determined primarily based upon proportionate sales volume and headcount figures of PMI compared to the remainder of all of ChoicePoint's other business units. These costs also include certain costs charged to ChoicePoint Inc. by Equifax after the spinoff for transition services.

   In addition, PMI purchases prefabricated blood/urine test kits from another division of ChoicePoint Inc. The kits are charged to PMI at actual cost plus a 15% mark up. In 1997, the total cost of such kits amounted to approximately $3.2 million, which is included in cost of operations on the accompanying statement of direct revenues and direct operating expenses.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

   The following presents certain unaudited pro forma condensed consolidated financial information of Hooper Holmes for the periods as indicated. The unaudited pro forma condensed consolidated financial information gives effect to the PSA acquisition which occurred on November 1, 1999 and the related bank debt financing, as if such transactions had occurred on January 1, 1998 for purposes of the pro forma statements of income for the year ended December 31, 1998 and the nine-month period ended September 30, 1999, and on September 30, 1999 for purposes of the pro forma balance sheet as of September 30, 1999. The pro forma financial information was prepared using the assumptions described below and in the related notes thereto.

   The unaudited pro forma condensed consolidated financial information reflects pro forma adjustments that are based upon available information and certain assumptions that we believe are reasonable. The pro forma financial information does not purport to represent our results of operations or financial position that would have resulted had the transactions to which pro forma effect is given been consummated as of the dates or for the periods indicated. In preparing the pro forma financial information, we believe we have utilized reasonable methods to conform the basis of presentation. The pro forma financial statements have not been adjusted for certain cost savings that we may realize in connection with the integration of PSA.

   For purposes of the unaudited pro forma condensed consolidated statements of income, our historical statement of income for the year ended December 31, 1998 was combined with PSA's historical statement of operations for the fiscal year ended September 30, 1998. In addition, our historical statement of income for the nine-month period ended September 30, 1999 was combined with PSA's historical statement of operations for the same period.

   The unaudited pro forma financial statements and accompanying notes should be read in conjunction with the historical financial statements of Hooper Holmes as reported in its annual report on Form 10-K for the fiscal year ended December 31, 1998 and its quarterly report on Form 10-Q for the nine months ended September 30, 1999, and the historical financial statements of PSA included herein.

Overview of Acquisition and Financing

   We acquired the assets of PSA as of November 1, 1999. We accounted for this acquisition using the purchase method of accounting. Accordingly, the excess of the purchase price over the fair value of identifiable net tangible and intangible assets acquired, representing goodwill, is included as an intangible asset. The consideration and allocation of the purchase price are summarized below (dollars in thousands):

   Purchase Price Consideration:
     Proceeds from term loan.......................................... $65,000
     Cash.............................................................  15,030
     Liability assumed (vacation accrual).............................     529
     Accrued expenses, including certain PSA facility exit costs and
      certain legal, accounting and other acquisition costs...........   3,834
                                                                       -------
                                                                       $84,393
                                                                       =======
   Allocation of Purchase Price:
     Accounts receivable.............................................. $12,726
     Other assets.....................................................     546
     Property, plant and equipment (1)................................   1,496
     Intangible assets (2)............................................  11,600
     Goodwill ........................................................  58,025
                                                                       -------
                                                                       $84,393
                                                                       =======

--------
  (1) Property, plant and equipment excludes the historical net asset value of certain capitalized software which is not going to be utilized by Hooper Holmes to conduct on-going operations of the business.

  (2) Intangible assets include the following components (dollars in thousands):

   Customer base....................................................... $ 4,600
   Contract affiliate network..........................................   3,200
   Covenant not to compete.............................................   2,600
   Assembled workforce.................................................   1,200
                                                                        -------
                                                                        $11,600
                                                                        =======

On October 29, 1999, we entered into a $100 million Amended and Restated Revolving Credit and Term Loan Agreement with a group of bank lenders. This senior credit facility consists of a $65 million, six-year term loan, and a $35 million, three-year revolving loan. We used the $65 million term loan solely in connection with the purchase of the assets. The term loan requires interest payments only during the first 18 months, five principal payments of $10 million each on April 30, 2001 through 2005 and a final payment of $15 million on January 31, 2006. We have not borrowed under the $35 million revolving loan.

   Both the term loan and the revolving loan bear interest at either the prime rate minus 1/2% to plus 1/4% or LIBOR plus 3/4% to 1 3/4%, depending on the ratio of our consolidated funded debt (as defined in the senior credit facility) to our earnings before interest, taxes, depreciation and amortization. Interest is payable on the term loan at an effective annual interest rate of 7.535% for the period from November 4, 1999 through February 4, 2000. We can prepay either loan without penalty at any time.

   Prior to completing the PSA acquisition, we expected to close and consolidate a number of branch offices and terminate a number of PSA's contract affiliates. We were also aware that some of PSA's contract affiliates had either terminated their relationship with PSA or planned not to continue as our contract affiliate after the acquisition was completed. Through December 31, 1999, our branch office closings and consolidations, and contract affiliate terminations were completed at a level consistent with our expectations. Assuming the acquisition, branch office closings and consolidations, and contract affiliate terminations had been completed on October 1, 1998, we believe approximately $21 million of PSA's reported $83 million in revenue for fiscal year 1999 would not have been achieved.

   Immediately upon closing, we began implementing a detailed integration plan, which, in addition to the branch closings and consolidations, and contract affiliate terminations described above, includes the following key tasks relating to the PSA business:

  .  consolidating and relocating branch office personnel;

  . reducing selling, general and administrative expenses, including terminating PSA sales personnel;

  .  updating system hardware and software;

  .  transferring billing and collection systems; and

  .  implementing our quality assurance program.

   We believe that our integration efforts will improve the operating margin of the PSA business, which has historically been significantly less than ours. No adjustments for either the revenue decrease described above or the results of these tasks have been reflected in these pro forma statements of income.

                      HOOPER HOLMES, INC. AND SUBSIDIARIES

         Unaudited Pro Forma Condensed Consolidated Statement of Income
                     (in thousands, except per share data)

                                   For the Nine Months Ended September 30,
                                                    1999
                                  ---------------------------------------------
                                     Historical
                                  -----------------
                                   Hooper             Pro Forma     Pro Forma
                                   Holmes     PSA    Adjustments   Consolidated
                                  --------  -------  -----------   ------------
Revenues........................  $161,241  $62,272    $    --       $223,513
Cost of operations..............   111,183   46,415         --        157,598
                                  --------  -------    -------       --------
  Gross profit..................    50,058   15,857         --         65,915
                                  --------  -------    -------       --------
Selling, general and administra-
 tive expenses..................    24,822   18,060      3,007 (1)     43,814
                                                          (675)(2)
                                                        (1,400)(3)
                                  --------  -------    -------       --------
  Operating income (loss).......    25,236   (2,203)      (932)        22,101
                                  --------  -------    -------       --------
Other income (expense)
  Interest expense..............       (30)  (1,571)    (3,673)(4)     (3,703)
                                                         1,571 (5)
  Interest income...............       749       --       (451)(4)        298
  Other income, net.............       145       --         --            145
                                  --------  -------    -------       --------
                                       864   (1,571)    (2,553)        (3,260)
                                  --------  -------    -------       --------
  Income (loss) before income
   taxes........................    26,100   (3,774)    (3,485)        18,841
Income taxes (benefit)..........    11,539   (1,424)    (1,825)(6)      8,290
                                  --------  -------    -------       --------
  Income (loss) from continuing
   operations...................  $ 14,561  $(2,350)   $(1,660)      $ 10,551
                                  ========  =======    =======       ========
Income per share from continuing
 operations:
  Basic.........................  $    .51                           $    .37
  Diluted.......................  $    .48                           $    .34
                                  ========                           ========
Weighted average number of
 shares:
  Basic.........................    28,678                             28,678
  Diluted.......................    30,642                             30,642


 See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income.

                      HOOPER HOLMES, INC. AND SUBSIDIARIES

         Unaudited Pro Forma Condensed Consolidated Statement of Income
                     (in thousands, except per share data)

                                    For the Year Ended December 31, 1998
                                  ---------------------------------------------
                                     Historical
                                  -----------------

                                   Hooper             Pro Forma     Pro Forma
                                   Holmes   PSA (a)  Adjustments   Consolidated
                                  --------  -------  -----------   ------------
Revenues........................  $185,210  $90,109    $    --       $275,319
Cost of operations..............   129,261   66,770         --        196,031
                                  --------  -------    -------       --------
  Gross profit..................    55,949   23,339         --         79,288
                                  --------  -------    -------       --------
Selling, general and
 administrative expenses........    30,357   24,007      4,009 (1)     56,523
                                                          (375)(2)
                                                        (1,475)(3)
                                  --------  -------    -------       --------
  Operating income (loss).......    25,592     (668)    (2,159)        22,765
                                  --------  -------    -------       --------
Other income (expense)
  Interest expense..............        (3)  (1,226)    (4,898)(4)     (4,901)
                                                         1,226 (5)
  Interest income...............       768       --       (601)(4)        167
  Other income, net.............       (88)      --         --            (88)
                                  --------  -------    -------       --------
                                       677   (1,226)    (4,273)        (4,822)
                                  --------  -------    -------       --------
  Income (loss) before income
   taxes........................    26,269   (1,894)    (6,432)        17,943
Income taxes (benefit)..........    12,084     (667)    (3,163)(6)      8,254
                                  --------  -------    -------       --------
  Income (loss) from continuing
   operations...................  $ 14,185  $(1,227)   $(3,269)      $  9,689
                                  ========  =======    =======       ========
Income per share from continuing
 operations:
  Basic.........................  $    .50                           $    .34
  Diluted.......................  $    .48                           $    .32
                                  ========                           ========
Weighted average number of
 shares:
  Basic.........................    28,121                             28,121
  Diluted.......................    29,860                             29,860

--------
(a) The audited historical statement of operations data for the year ended September 30, 1998 has been adjusted to reflect an estimate of the results of operations of the PMI business, acquired by PSA through a "purchase" in December 1997, for the three-month period ended December 1997. Also included was an adjustment for additional goodwill amortization of $250 and interest expense of $302.

 See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income.

    Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income

                                              Nine Months
                                                 Ended           Year Ended
                                           September 30, 1999 December 31, 1998
                                           ------------------ -----------------
                                                      debit (credit)
                                                      (in thousands)
 (1) Adjustments to amortization expense
     for the excess cost over fair value
     of net assets acquired and other
     intangible assets. Excess costs over
     fair value of net assets acquired
     (goodwill) and other intangible
     assets are being amortized on a
     straight-line basis over their
     estimated useful lives which is 25
     years for goodwill, and 5 to 9 years
     for other intangible assets.........       $ 3,007            $ 4,009

 (2) Adjustments to eliminate certain
     cost allocations included in the PSA
     historical financial results from
     its parent company for services that
     will be provided directly by Hooper
     Holmes current personnel (primarily
     parent company corporate salary
     expense and certain information
     system consulting costs for a system
     that will not be utilized by us). As
     such, allocations are not reasonable
     to be included in pro forma combined
     results.............................       $  (675)           $  (375)

 (3) Adjustments to exclude depreciation
     and amortization expense recorded
     for PSA for property, plant and
     equipment and goodwill not acquired
     by us...............................       $(1,400)           $(1,475)

 (4) Adjustments to eliminate certain
     historical interest income on cash
     balances used to fund the
     acquisition (4% investment rate
     assumed) and to reflect pro forma
     interest expense on the term loan at
     an interest rate of 7.535%,
     consistent with the interest rate
     currently in effect. A .125%
     increase or decrease in LIBOR would
     have resulted in a $61 and $81
     adjustment to interest expense for
     the nine-month period ended
     September 30, 1999 and the year
     ended December 31, 1998,
     respectively. ......................

  Reduced interest income................       $   451            $   601
  Additional interest expense............       $ 3,673            $ 4,898

 (5) Adjustment to eliminate interest
     expense allocated to PSA in its
     historical audited financial
     statements from its parent on cash
     utilized by PSA on a 1997
     acquisition.........................       $(1,571)           $(1,226)

 (6) Represents the income tax effect on
     increased interest expense,
     additional amortization and other
     adjustments, as well as combining
     the historical results of PSA with
     Hooper Holmes. The combined
     effective income tax rates of
     approximately 44% and 46%, for the
     nine-month period ended September
     30, 1999 and the year ended December
     31, 1998, are consistent with our
     historical rate as the amortization
     of goodwill and other pro forma
     adjustments will be deductible for
     income tax purposes.................       $(1,825)           $(3,163)

                      HOOPER HOLMES, INC. AND SUBSIDIARIES

            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                                 (in thousands)

                                              September 30, 1999
                          -------------------------------------------------------------
                             Historical       Pro Forma Adjustments
                          ---------------- ----------------------------
                           Hooper                            Purchase       Pro Forma
                           Holmes    PSA   Eliminations (1) Adjustments    Consolidated
                          -------- ------- ---------------- -----------    ------------
ASSETS
Current assets:
 Cash and cash
  equivalents...........  $ 40,547 $   362     $   (362)     $(15,030)(2)    $ 25,517
 Accounts receivable....    23,719  12,726           --            --          36,445
 Other current assets...     6,627   3,042       (2,495)           --           7,174
                          -------- -------     --------      --------        --------
   Total current
    assets..............    70,893  16,130       (2,857)      (15,030)         69,136
Net property, plant and
 equipment..............     8,195   5,025           --        (3,529)(3)       9,691
Goodwill, net...........    15,913  22,173      (22,173)       58,025 (4)      73,938
Intangible assets, net..     5,621      --           --        11,600 (5)      17,221
Other assets............       944      --           --            --             944
                          -------- -------     --------      --------        --------
   Total assets.........  $101,566 $43,328     $(25,030)     $ 51,066        $170,930
                          ======== =======     ========      ========        ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Note payable...........  $    450 $    --     $     --      $     --        $    450
 Accounts payable.......     7,242   1,094       (1,094)           --           7,242
 Accrued expenses.......     8,026   5,876       (5,346)        3,834 (6)      12,390
                          -------- -------     --------      --------        --------
   Total current
    liabilities.........    15,718   6,970       (6,440)        3,834          20,082
Deferred income taxes...     2,013     774         (774)           --           2,013
Minority interest.......       203      --           --            --             203
Long-term debt, less
 current maturities.....        --      --           --        65,000 (2)      65,000
                          -------- -------     --------      --------        --------
   Total liabilities....    17,934   7,744       (7,214)       68,834          87,298
Total stockholders'
 equity.................    83,632  35,584      (17,816)      (17,768)(7)      83,632
                          -------- -------     --------      --------        --------
   Total liabilities and
    stockholders'
    equity..............  $101,566 $43,328     $(25,030)     $ 51,066        $170,930
                          ======== =======     ========      ========        ========

--------

 (1) To eliminate all assets and liabilities of PSA not purchased by Hooper Holmes.

 (2) To record cash paid of $15,030 and debt incurred of $65,000 to fund the acquisition of PSA. Deferred financing costs relating to such borrowings were immaterial.

 (3) To adjust property, plant and equipment to fair market value.

 (4) To record acquired goodwill.

 (5) To record acquired intangible assets. These adjustments are based on the results of third-party appraisals already completed and the results of other analyses. We do not expect changes to these estimates based on our final analysis to be material.

 (6) To accrue certain PSA facility exit costs and certain other legal, accounting, and other acquisition costs.

 (7) To eliminate historical PSA equity.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          Hooper Holmes, Inc.

                                                       /s/ Fred Lash
                                          By: _________________________________
                                                         Fred Lash
                                               Senior Vice President, Chief
                                               Financial Officer & Treasurer

Date: January 14, 2000

                                 EXHIBIT INDEX

 Exhibit
 Number  Description of Exhibit
 ------- ----------------------
 23.1    Consent of Ernst & Young LLP
 23.2    Consent of KPMG LLP